Exhibit 10.19

This Sponsorship Agreement (“Agreement”), is between Drone Racing League, Inc., a Delaware corporation (“DRL”), and Unusual Machines, Inc., a Puerto Rico corporation (“Sponsor” or “UM”). DRL and Sponsor are sometimes referred to herein individually as a “party” or together as the “parties”.

WHEREAS, Sponsor is in the process of acquiring Fat Shark Ltd. (“Fat Shark”) and Rotor Riot LLC (“Rotor Riot”) from Red Cat Holdings, Inc. (the “Acquisition”);

WHEREAS, DRL Is in the business of operating a professional drone racing circuit, the results of which are included in the calculation of the standings naming a DRL World Champion at the conclusion of each annual season (such races “DRL Events”); and

WHEREAS, Sponsor wishes to receive certain sponsorship benefits from DRL.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants set forth herein and other good and valuable consideration, the adequacy and value of which are hereby acknowledged, and intending to be legally bound, the parties agree as follows:

1. TERM

This agreement and any payments associated herein are contingent and shall only become effective on the Sponsor when (1) the Sponsor’s Board of Directors provides unanimous written consent to approve this agreement as executed by the CEO; and (2) Sponsor has completed its contemplated IPO; and (3) Sponsor has closed its transaction to acquire Rotor Riot and Fat Shark.

Sponsor has no obligations under this agreement until these actions are taken and DRL is notified in writing that the Sponsor intends to be bound. The date of this written notification shall become (“the Effective Date”)

This Agreement commences as of the Effective Date and continues in full force and effect as follows (each, a “Contract Year”):

●	Effective Date to March 31, 2024 (“Year One”)
●	April 1, 2024 to March 31, 2025 (“Year Two”)
●	April 1, 2025 to March 31, 2026 (“Year Three”)

The parties acknowledge that this Agreement is contingent. If the agreement does not become effective prior to September 30, 2023, this Agreement shall be terminated without any further obligation by either party and the Agreement shall be considered null and void ab initio. The parties shall each have the option to terminate this Agreement after Year One or Year Two, and such option is exercisable by either party providing written notice of the party’s intention to terminate this Agreement on or before February 1, 2024 for Year Two, or on or before February 1, 2025 for Year Three, as applicable.

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2. SPONSOR BENEFITS

(a)       Subject to the performance of Sponsor’s obligations hereunder DRL will provide to sponsor, during the Term, the benefits specified in Exhibit A (each, a “Benefit” and collectively, the “Benefits”).

(b)       All Benefits will be subject to (i) the standards and practices of any applicable broadcasters, telecasters, social media platforms, or publishers, and (ii) all applicable statutes, rules, and regulations of any type applicable to the drone racing industry (collectively, “Rules and Regulations”).

(c)       Except for the Benefits expressly granted to Sponsor under this Agreement, all other rights, benefits and privileges relating to DRL or its affiliated properties are expressly reserved by DRL. Except as otherwise provided for in this Agreement, nothing in this Agreement shall prevent or restrict DRL from using, or granting any other third party any rights, privileges or benefits DRL may have the right to grant for any purpose.

(d)       The parties may, from time to time, mutually agree in writing to modify, supplement or substitute the Benefits set forth in this Agreement and Exhibit A, in whole or in part.

3. CONSIDERATION AND PAYMENT TERMS

(a)       Consideration Per Contract Year

The consideration payable by Sponsor to DRL for each year of this Agreement is as follows:

●	Year 1 - $500,000

¡	$400,000 marketing and promotional benefits (“Marketing Investment”)
¡	$50,000 minimum annual exclusive license fee (the “Guarantee”) License granted to sponsor to sell co-branded DRL merchandise or products under terms to be set forth in separate license agreements (the “Licensed Products”) that include a 5-8% royalty to DRL (the “Royalty”) on Sponsor’s Net Sales , "Net Sales" shall mean the Sponsor’s gross sales (the gross invoice amount billed customers) of the Licensed Products, less discounts and allowances actually shown on the invoice (except cash discounts, transportation costs and commissions not deductible in the calculation of Royalty) and less any bona fide returns (net of all returns actually made or allowed as supported by credit memoranda actually issued to the customers not to exceed 5% in any reporting cycle), the aggregate of which discounts and allowances shall not exceed 5% in any reporting cycle. No other costs incurred in the manufacturing, selling, advertising, and distribution of the Licensed Products shall be deducted nor shall any deduction be allowed for any uncollectible accounts, allowances or bad debt.
¡	$50,000 of product in-kind (including a minimum of 70 pairs of Fat Shark Goggles per contract Year, 65 of which will be delivered by Red Cat pursuant to a separate agreement)

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●	Year 2 - $525,000 (5% escalator on the above)

¡	$420,000 marketing and promotional benefits (“Marketing Investment”)
¡	$52,500 minimum annual exclusive license fee
¡	$52,500 of product in-kind (based on wholesale pricing) (including a minimum of 70 pairs of Fat Shark Goggles)

●	Year 3 - $551,250 (5% escalator on the above)

¡	$441,000 marketing and promotional benefits (“Marketing Investment”)
¡	$55,125 minimum annual exclusive license fee
¡	$55,125 of product in-kind (based on wholesale pricing) (including a minimum of 70 pairs of Fat Shark Goggles)

(b)       Marketing Investment Payment Schedule - Year 1

The yearly Marketing Investment payable to DRL will be paid in four (4) equal quarterly installment payments due as follows:

1.       Upon the Effective Date and each anniversary thereof during the Term

2.       On or before 9/1/2023 and each 9/1 during the Term

3.       On or before 12/1/23 and each 12/1 during the Term

4.       On on before 3/1/24 and each 3/1 during the Term

DRL will invoice Sponsor 30 days prior to the payment due date.

4. USE OF INTELLECTUAL PROPERTY AND MARKS

(a)       DRL hereby grants to Sponsor, subject to the terms and conditions of this Agreement, during the Term, a limited, exclusive, non-transferable license and right to use (i) those DRL Marks provided to Sponsor by DRL hereunder, (ii) the DRL Composite Logo, and (iii) certain graphics, animations, images, videos and such other creative assets and/or content as provided to Sponsor by DRL hereunder from time to time (collectively, “DRL Creative Assets”), in each case for Sponsor’s advertising, or the Licensed Products contemplated hereunder, solely as permitted herein; provided, however, Sponsor’s use of the DRL Marks and DRL Creative Assets must be approved in accordance with Section 5. During the Term, Sponsor shall have the exclusive right, and DRL shall not grant any third party a license, to use the DRL Creative Assets in the categories of FPV goggles and retail stores for FPV drones. .

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(b)       For purposes of this Agreement, (i) “DRL Marks” means those names, trademarks, service marks, designs, icons, logos, catch phrases and/or slogans, and other source-identifying elements or variations thereof owned or controlled by DRL and that identify or otherwise relate to DRL. Sponsor shall use the DRL Marks and the DRL Creative Assets in accordance with graphic standards and similar criteria provided by DRL to Sponsor in writing.

(d)       Sponsor hereby grants to DRL and its affiliates, subject to the terms and conditions of this Agreement, during the Term, a limited, non-exclusive, non-transferable, royalty-free, irrevocable license and right to use (i) those Sponsor Marks provided to DRL hereunder, and (ii) certain graphics, animations, images, videos and such other creative assets and/or content as provided to Sponsor by DRL hereunder from time to time (collectively, “Sponsor Creative Assets”), in each case in connection with any advertising, marketing, operation, production, distribution, telecast, promotion, public relations, merchandising or other exploitation of DRL or any of the DRL Events, or in connection with delivery of the Benefits and any Promotional Activities; provided, however, DRL’s use of Sponsor Marks and Sponsor Creative Assets must be approved in accordance with Section 5.

(e)       For purposes of this Agreement, “Sponsor Marks” means those names, trademarks, service marks, designs, icons, logos, catch phrases and/or slogans, and other source-identifying elements or variations thereof owned or controlled by Sponsor and that identify or otherwise relate to Sponsor. DRL shall use Sponsor Marks and Sponsor Creative Assets in accordance with graphic standards and similar criteria provided by Sponsor in writing.

5. APPROVALS

(a)       The following procedures shall apply when Sponsor seeks approval of uses of the DRL Marks or the DRL Creative Assets (in which case, Sponsor is the “Requesting Party” and DRL is the “Trademark Party”), or when DRL seeks approval of uses of the Sponsor Marks or Sponsor Creative Assets (in which case, DRL is the “Requesting Party” and Sponsor is the “Trademark Party”). The Requesting Party shall furnish to the Trademark Party, free of cost, the proposed rendering of the use of the relevant materials, no less than five (5) business days prior to the anticipated use. Upon request and when commercially reasonable, Requesting Party shall provide actual samples of the proposed advertisements, promotions, premiums, products and any other merchandise on which the Requesting Party plans to use the requested Marks or Creative Assets and an explanation of the manner and place in which they are to be used. The Trademark Party shall promptly advise the Requesting Party of its decision regarding the proposed use of the Marks or Creative Assets and, if it does not approve said use, shall provide an explanation of the reasons. Approval shall be in the Trademark Party’s reasonable discretion. The Trademark Party shall use all reasonable efforts to approve or reject a proposed use within five (5) business days; provided, that Sponsor and DRL acknowledge that in certain circumstances such process may take longer than five (5) business days and in such circumstances DRL will provide Sponsor with a written timeline for such process in advance. All proposed uses not approved or disapproved within 10 business days shall be deemed disapproved.

(c)       Further, notwithstanding anything to the contrary herein (and without further Sponsor approval required), Sponsor hereby grants to DRL and its affiliates a perpetual, non-exclusive right to continue to distribute or have distributed the DRL Events including Sponsor Marks and/or Sponsor Creative Assets as incorporated therein during the Term with all required approvals from Sponsor (i.e. DRL may not incorporate Sponsor Marks or Sponsor Creative Assets anew after the Term, but Sponsor Marks or Sponsor Creative Assets included in DRL Events initially distributed during the Term in accordance with this Agreement do not need to be removed for post-Term distribution).

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6. INTELLECTUAL PROPERTY OWNERSHIP

(a)       Sponsor acknowledges DRL’s (and its affiliates’) ownership of and proprietary interest in the DRL Marks and the DRL Creative Assets. Sponsor agrees and acknowledges that (i) it acquires no right, title or interest in or to any of the DRL Marks or DRL Creative Assets, by virtue of this Agreement or other writing between the parties and hereby waives any right to or interest in such other than the specific limited rights granted hereunder or under any such other writing between the parties; (ii) it will not challenge the exclusive ownership of the DRL Marks or DRL Creative Assets, or assist anyone else in doing so; and (ii) the goodwill associated with Sponsor’s use of the DRL Marks and the DRL Creative Assets will inure solely to the benefit of DRL.

(b)       DRL acknowledges Sponsor’s (and its affiliates’) ownership of and proprietary interest in the Sponsor Marks. DRL agrees and acknowledges that (i) it acquires no right, title or interest in or to any of the Sponsor Marks by virtue of this Agreement or any other writing between the parties and hereby waives any right to or interest in such other than the specific limited rights granted hereunder or under any such other writing between the parties; (ii) it will not challenge Sponsor’s exclusive ownership of the Sponsor Marks or assist anyone else in doing so; and (ii) the goodwill associated with DRL’s use of the Sponsor Marks will inure solely to the benefit of Sponsor.

7. UNAVAILABLE BENEFITS

(a)       Sponsor and DRL acknowledge that from time to time during the Term, certain of the Benefits otherwise contemplated under this Agreement may: (i) become prevented, canceled, postponed or delayed (including, for example, due to a Force Majeure Event); (ii) otherwise become impossible or impracticable to provide (including, for example, because DRL or its affiliates have terminated a particular business activity to which a Benefit relates or because of a change in the Rules and Regulations), or (iii) impose an economic burden on DRL or its affiliates materially greater than the burden it could reasonably have expected to incur on the date hereof (each, an “Unavailable Benefit”). For purposes of this Agreement, a “Force Majeure Event” means any act, event or condition (except, in each case, for the payment of money) which is beyond DRL’s reasonable control, which wholly or partially prevents or delays the performance of any of its duties, responsibilities or obligations, and shall include an act of God; an act of a public enemy; civil disturbance or unrest; lawsuits; injunctions; lightning; fire, explosion or other serious casualty; water damage; terrorist attack (or threats thereof); pandemics (including COVID-19); epidemics; strike, lock-out or labor dispute (without regard to the reasonableness of any party’s demands or any party’s ability to satisfy such demands); accident or sabotage; unusually severe weather; war; blockades; embargoes; condemnation or other taking by the action of any governmental body on behalf of any public, quasi-governmental or private entity; other governmental action or change in Applicable Laws; shortages or failures of sources of labor, material, energy, fuel, water, other vital utility, equipment or transportation; or termination or postponement of programming or failure of technical, production or television equipment.

(b)       With respect to any Unavailable Benefit for which a remedy is not otherwise provided in this Agreement, DRL, after consultation with Sponsor, shall provide to Sponsor, in lieu of such Unavailable Benefit: (i) if and as applicable, the Unavailable Benefit on a rescheduled date or in a different manner; (ii) reexpress such Unavailable Benefit into one or more different promotions, advertisements or benefits of comparable or otherwise mutually agreed upon value to the portion of the Unavailable Benefit; or (iii) relieve Sponsor of a mutually agreed upon portion of its financial obligations with respect to the Unavailable Benefit. By doing so, DRL will satisfy all of its obligations with respect to (and shall not be in default with respect to) the Unavailable Benefit.

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(c)       DRL shall, as soon as reasonably practicable, give Sponsor written notice of the occurrence of the relevant Force Majeure Event or other circumstance that has resulted in or is expected to result in, an Unavailable Benefit, the nature thereof, and the extent to which DRL will be unable fully to perform its obligations hereunder.

8. REPRESENTATIONS AND WARRANTIES

(a)       Sponsor represents and warrants to DRL that upon the Effective Date: (i) Sponsor has the necessary rights and authority to enter into and perform this Agreement; (ii) nothing contained in this Agreement will place Sponsor in breach of any other contract or obligations; (iii) the rights DRL has acquired from Sponsor under this Agreement, and DRL’s use of such rights in accordance with the terms of this Agreement, will not infringe, misappropriate, or violate the rights of any third party or violate any law; and (iv) it will comply in all material respects with all applicable laws, except when such failure to comply will not reasonably result in a material adverse effect on the Sponsor.

(b)       DRL represents and warrants to Sponsor that: (i) DRL has and will continue to have the necessary rights and authority to enter into and perform this Agreement; (ii) nothing contained in this Agreement will place DRL in breach of any other contract or obligations; (iii) the rights Sponsor has acquired from DRL under this Agreement, and Sponsor’s use of such rights in accordance with the terms of this Agreement, will not infringe, misappropriate, or violate the rights of any third party or violate any law; and (iv) it will comply with all applicable laws.

9. INSURANCE

DRL shall, at its own expense, secure and maintain in full force and effect during the Term of this Agreement:

(a)        commercial general liability insurance policy, with a limit of not less than Five Million Dollars ($5,000,000.00) combined single limit per occurrence, covering bodily injury, death and property damage, for incidents that may occur involving any drone race;

(d)        workers' compensation and employers' liability insurance as required by state law; and

(e)        fire and extended coverage in at least the amount of the replacement value of the advertising and signage.

DRL will provide Sponsor with certificates of insurance evidencing such coverage (including a Waiver of Subrogation in favor of Sponsor) naming Sponsor as an additional insured (excluding worker’s compensation). All policies will provide that the insurer(s) shall give Sponsor written notice of any termination, alteration, or change therein within seven (7) days of DRL receiving such notice from its insurer as per its insurer’s notice policy (or the day of receiving such notice, if an event falls within such 7-day period). Upon any cancellation and/or material adverse amendment of any insurance policy, and prior to the effective date thereof, DRL will deliver evidence of replacement insurance to Sponsor. All insurance will be primary and will not require contribution from any coverage maintained by Sponsor.

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10. INDEMNIFICATION

(a)       Sponsor shall indemnify, defend and hold harmless DRL and its affiliates, and each of its and their respective directors, officers, members, employees, agents and licensees (“DRL Indemnitees”) from and against any and all losses, liabilities, claims, damages, injuries, expenses and costs (including court costs and reasonable attorneys’ and other professional fees) (“Damages”) incurred in connection with any third-party claims, actions, demands or proceedings (collectively, “Claims”) arising out of:

(i)               the breach or alleged breach of any representation, warranty or agreement made by Sponsor under this Agreement or of applicable laws;

(ii)               any negligent acts or omissions or acts of intentional misconduct of Sponsor or any of its employees, directors, officers, members, agents, contractors or licensees in connection with the performance or exercise of Sponsor’s rights and obligations under this Agreement, including those that result in personal injury or property damage;

(iii)              any product liability claim, or any other claim, for injuries or damages related to the use of any Sponsor products or services provided to DRL or sold to the public in connection with the performance or exercise of Sponsor’s rights and obligations under this Agreement, including, but not limited to, any claim for injuries or damages related to Sponsor’s sale of any co-branded products or services as may be permitted by the Agreement; and

(iv)              any infringement action involving any Sponsor Marks and/or Sponsor Creative Assets, to the extent that DRL or its affiliates’ uses such Sponsor Marks or Sponsor Creative Assets in accordance with the terms, conditions and approvals set forth in this Agreement.

All defense costs related to any indemnifiable claim will be paid or reimbursed by Sponsor as they are incurred by DRL in defending against any such claim.

(b)       DRL shall indemnify, defend and hold harmless Sponsor, its affiliates, and each of its and their respective directors, officers, members, employees, agents and licensees (“Sponsor Indemnitees”) from and against any and all Damages incurred in connection with any Claims arising out of:

(i)               the breach or alleged breach of any representation, warranty or agreement made by DRL under this Agreement or of applicable laws;

(ii)               any negligent acts or omissions or acts of intentional misconduct of DRL or any of its employees, directors, officers, members, agents, contractors or licensees in connection with the performance or exercise of DRL’s rights and obligations under this Agreement, including those that result in personal injury or property damage;

(iii)              any product liability claim related to the use of any DRL products or services provided in connection with the performance or exercise of DRL’s rights and obligations under this Agreement; and

(iv)              any infringement action involving any DRL Marks and/or DRL Creative Assets, to the extent that Sponsor uses such DRL Marks or DRL Creative Assets in accordance with the terms, conditions and approvals set forth in this Agreement.

11. INDEPENDENT CONTRACTORS

Sponsor and DRL are independent contractors with respect to each other. Nothing in this Agreement creates any association, partnership, joint venture or agency relationship between them and neither has any authority to represent or bind the other in any manner or to any extent. All persons employed by Sponsor or DRL in connection with its performance under this Agreement shall be such party’s employees or agents and such party shall be fully responsible for them, except as otherwise specifically and explicitly provided in this Agreement.

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12. CONFIDENTIALITY

For purposes of this Agreement, “Confidential Information” means this Agreement and any information concerning its terms, conditions or contents; any trade secret; sales and marketing materials and strategies; customer information; product and pricing information and any other confidential or nonpublic information the disclosing party designates in writing as being proprietary or confidential. During the Term of this Agreement and for three (3) years thereafter, each party shall hold in strict confidence all such information. This obligation shall not apply to any information which: (a) becomes known to the general public through no fault of either party; (b) is required to be disclosed in the enforcement of rights hereunder, or (c) is required to be disclosed by any state or federal statue, regulation or court order.

13. TERMINATION

(a)       Either party may immediately terminate this Agreement upon written notice in the event the other party materially breaches this Agreement and the breaching party fails to cure such breach within thirty (30) days of written notice thereof.

(b)       Either party may immediately terminate this Agreement upon written notice if the other party is subject to proceedings in bankruptcy or insolvency, voluntarily or involuntarily, if a receiver is appointed with or without the other party’s consent, if the other party assigns its property to its creditors or performs any other act of bankruptcy or if the other party becomes insolvent and cannot pay its debts or provide rights and benefits when they are due.

14. MISCELLANEOUS

(a)       LIMITATION OF LIABILITY.

EXCEPT FOR EACH PARTY’S INDEMNIFICATION AND CONFIDENTIALITY OBLIGATIONS HEREUNDER, AND EXCEPT WITH RESPECT TO LIABILITY CAUSED BY EITHER PARTY’S FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES, INCLUDING LOST PROFITS, ARISING OUT OF THIS AGREEMENT OR ITS TERMINATION, WHETHER LIABILITY IS ASSERTED IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, OR OTHERWISE, AND IRRESPECTIVE OF WHETHER SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE.

(b)       Assignment. This Agreement and any rights or Benefits granted under this Agreement by DRL are personal to Sponsor and shall not be sold, assigned, sublicensed, encumbered or otherwise transferred (each, a “Transfer”), directly or indirectly, by operation of law or otherwise, without the prior written consent of DRL (which shall not be unreasonably withheld, conditioned or delayed). Any attempted unauthorized assignment shall be void ab initio and a material breach of this Agreement.

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(c)       Dispute Resolution by JAMS Arbitration; Waiver of Jury Trial. The parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between executives who have authority to settle the controversy and who are at a higher level of management than the persons with direct responsibility for administration of this Agreement. After a reasonable negotiation period, the parties irrevocably waive any right to a jury trial and agree that any dispute, controversy or claim arising out of or relating to this Agreement, including the formation, interpretation, breach or termination thereof, including whether the claims asserted are arbitrable, shall be determined exclusively by arbitration in New York, NY, before one (1) JAMS arbitrator to be selected by the then-current JAMS case manager. Any arbitration shall be administered by JAMS pursuant to its Streamlined Arbitration Rules and Procedures. The arbitrator shall award the prevailing party their arbitration costs and attorneys fees in proportion to the relative success of their claims (e.g., a party prevailing on four out of five claims shall be awarded 80% of their arbitration costs and attorneys fees). Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

(d)       Waiver. A waiver or failure of either party at any time to require performance by the other party of any provision hereof will not affect the full right to require such performance at any time thereafter.

(e)        Interpretation. This Agreement contains the entire understanding of the parties relating to Sponsor’s sponsorship of the Benefits as contained herein, and this Agreement supersedes all prior agreements on this subject matter, and this Agreement cannot be changed or terminated orally.

(f)        Severability. If any provision of this Agreement is deemed to be invalid or unenforceable, such invalidity or unenforceability will not invalidate or render unenforceable the entire Agreement. The parties shall negotiate in good faith to reformulate any such invalid provision, or part thereof, or related provision, to reflect as closely as possible the original intent of the parties consistent with applicable law, and to effectuate such portions thereof as may be valid without defeating the intent of such provision.

(g)        Survival. Obligations and rights under this Agreement, which by their nature or as expressly stated would reasonably continue beyond the termination or expiration of this Agreement, shall survive the termination or expiration of this Agreement.

(h)        Notices. All notices under this Agreement will be deemed given: (i) if delivered by email; (ii) if delivered by express courier, one business day after receipt from this courier (with written confirmation of receipt); or (iii) if delivered by post office, one business day after having been received by registered or certified mail, return receipt requested and postage prepaid.

(i)         Governing Law. This Agreement shall be governed by the laws of the State of New York, without regard to any conflicts of laws principles that would result in the application of the laws of any other jurisdiction.

(j)        Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, and both of which taken together will constitute one of the same instrument. Any signature page delivered by facsimile or electronically (e.g., DocuSign, in scan .pdf format) will be binding to the same extent as an original signature page.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed and are thereby bound to the terms of this Agreement as of the Effective Date.

DRL:

/s/ Ari Mark

Name: Ari Mark

Title: SVP, Head of Partnership Development

Email: arimark@drl.io

Date: 7/19/2023

Unusual Machines:

/s/ Brandon Torres Declet

Name: Brandon Torres Declet

Title: Chief Executive Officer

Email: brandon@unusualmachines.com

Date: 7/19/2023

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Exhibit A

DRL will provide the following partnership benefits to Unusual Machines:

PARTNERSHIP ELEMENTS

1.	Fat Shark FPV Goggles in DRL World Championship Season
DRL will exclusively utilize Fat Shark’s goggles throughout the DRL Algorand World Championship season:

●	Short Term Product Requirements (Analog)

¡  Testing Goggles

■	Ten (10) goggles samples needed for testing purposes (already received)
■	DRL to provide written feedback on testing and overall goggle performance

¡	Competition Goggles (same model as the testing samples and to be provided as soon as practicable)

■	Five (5) Fat Shark FPV goggle sets per pilot (sixty-five sets total) needed by July 31 of each Year
■	Goggles to be customized to match pilot jersey colors
■	Fat Shark to perform necessary goggle maintenance, repairs, and replacements
■	Fat Shark to supply necessary goggle batteries

¡  Press and Promotion Goggles

■	Five (5) goggle sets per season to be used for press, promotion, and mobile activations such as ‘Ride Alongs’ and ‘Learn to Fly’
■	Goggles to be approved DRL brand colors

●	Long Term Product Requirements (Digital)

¡	DRL and Fat Shark will co-innovate a new digital goggle system with the intent to transform the current analog feed to digital
¡	DRL and Fat Shark to work together to outline necessary requirements and create separate agreement / SOW

2.	Exclusive Licensed Products
Subject to separate license agreements, DRL and Fat Shark will exclusively produce co-branded products such as the following:

●	Products to be developed under separate license:

¡	DRL Branded FPV Goggles

15. DRL Branded Controllers

¡	DRL Branded FPV Drone Kits

●	Fat Shark and Rotor Riot to manage production and distribution and create a DRL branded store at drl.rotorriot.com
●	DRL to license its IP, provide technical and design support and manage marketing and promotion across its global channels
●	Specific revenue share to be determined on a product by product basis

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3.	Marketing & Promotional Benefits
DRL will showcase Sponsor’s brands across the following marketing and promotional channels.

●	Marketing

¡	Benefits

■	Fat Shark designation as the Official FPV Goggle Supplier of the Drone Racing League
■	Rotor Riot designation as the Official FPV Drone Retail Store of the Drone Racing League
■	Use of DRL marks, logos and pilot imagery in Sponsor’s marketing and sales materials, subject to DRL’s prior approval (such approval to not be unreasonably withheld, delayed or denied)
■	Joint press release timed with potential UMAC initial public offering

●	Broadcast

¡	Ad Inventory & Branded Programming

■	Two (2) :30 ad units per race broadcast; twenty-eight (28) total across the DRL season

¡	Upon request, DRL to develop custom :30 ad spot utilizing DRL pilots/footage

■	One (1) :05 second brand billboard per race broadcast; fourteen (14) total across the DRL season
■	Four (4) branded :30 features across the season

¡	Additional Broadcast Integrations

■	One (1) verbal mention per race broadcast (e.g., “DRL pilots compete with Fat Shark FPV goggles”)
■	Two (2) QR code graphics overlays per race broadcast (e.g., Scan QR code to visit Rotorriot.com)

¡	Live Event Integrations

■	Four (4) LED banners per live race and one (1) light cube on-course

●	Digital & Social

¡	Call to Action “CTAs”

■	Inclusion in six (6) DRL newsletters with “Plus Ups” during key timeframes (e.g., Holiday)
■	Rotor Riot store link integration into DRL website
■	Sixteen (16) co-branded social posts with special offers and rewards (e.g., Branded Leaderboards with swipe up feature)

¡	Amplifying Brand Awareness

■	Ten (10) branded social videos across DRL channels (e.g., Pilot Perspectives)
■	Fat Shark & Rotor Riot will receive social tags, hashtag integrations, custom graphics, and CTAs across co-branded social posts

●	DRL SIM

¡	Benefits

■	Two (2) high-impact placements in the DRL SIM:

¡	One (1) branded banner on-map (e.g., Rotor Riot banner in the Campground SIM map)
¡	One (1) custom skin in the DRL workbench

■	DRL to provide free downloads of the DRL SIM for use in GWPs for relevant Rotor Riot / Fat Shark products
■	Fat Shark and Rotor Riot integration into DRL Sim Tryouts with prizing to tournament participants / winners subject to contract execution and product deliverable timelines

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●	DRL Pilots

¡	Benefits

■	Ability to feature DRL pilots as Rotor Riot brand ambassadors in their DRL uniforms and leverage official DRL race footage in custom content and Rotor Riot events (e.g., Rotor Rampage)
■	DRL to support distribution of brand ambassador content across DRL digital channels (e.g., YouTube, Instagram, Facebook, Twitter, TikTok)
■	Rotor Riot and Fat Shark permitted to distribute DRL content on its owned and operated channels

●	Events & Hospitality

¡	Benefits

■	Fifty (50) GA tickets to each live race for Rotor Riot social sweepstakes and/or gift with purchase (GWP)s
■	On-site experiences for Ten (10) customers and/or employees (e.g., course tours, pilot meet & greets, fan giveaways, DRL SIM stations)
■	Footprint on site during DRL races in the DRL Fan Zone to activate Rotor Riot / Fat Shark (if desired)
■	Joint Participation and branding at events, such as Rotor Riot’s signature “Rampage” FPV event

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